Exhibit 10.24

September 5, 2007

Ms. Karen H. Bechtel

Managing Director

The Carlyle Group

520 Madison Avenue, 41st Floor

New York, New York 10022

Dear Karen:

The purpose of this letter is to outline the specific terms of my engagement with The Carlyle Group (“Carlyle”) to review and serve as interim CEO for LifeCare Holdings, Inc (“LifeCare” or the “Company”).

Services to be Rendered

I will perform a review of LifeCare’s operating and financial systems and will make periodic recommendations to you based upon the results of my review. I will also serve as CEO for the company on an interim basis and will perform all the functions of a CEO that are traditionally associated with that position. I will also serve on the Board of Directors of the Company.

Fees and Expenses

As compensation for the services provided by me, I will be paid (by LifeCare) $1500/day, including travel time, and I will be reimbursed for all reasonable expenses incurred by me in connection with providing the services. I will submit bi-weekly invoices summarizing the time expended and will provide documentation of expenses incurred.

Termination

You may terminate this engagement, with or without cause, upon 30 days written or verbal notice. I may terminate this engagement, with or without cause, upon 60 days written or verbal notice.

Confidentiality

All non-public information received by me will be treated as confidential and will not be used by me for any purposes other than the performance of the services to be rendered by me pursuant to this engagement unless you should otherwise approve such purposes.

Engagement Letter

The Carlyle Group

September 5, 2007

Indemnification

You agree to indemnify and hold me harmless from and against any claims, liabilities, costs and expenses (including reasonable attorneys fees) which may arise out of actions or omissions on my part acting in good faith on Carlyle’s or LifeCare’s behalf.

If the foregoing is acceptable to you, please acknowledge so by executing a copy of this engagement letter and returning one copy to me. I appreciate this opportunity to provide services to The Carlyle Group.

Very truly yours,

WILLIAM HAMBURG

/s/ WILLIAM HAMBURG
Name

AGREED AND ACCEPTED:

THE CARLYLE GROUP

	/s/ Karen H. Bechtel	9/6/2007
Name	Karen H. Bechtel	Date
Title	Managing Director